EXHIBIT 16.1

August 18, 2016

U.S. Securities and Exchange Commission

100 Fifth Street, N.E.

Washington, DC 20549

We have read the statements made by DS Healthcare Group, Inc. (“the Company”) under Item 4.01 of its Form 8-K dated August 16, 2016. We agree with the statements concerning our Firm in such Form 8-K, except that we would add that during the course of our audit, we determined that the Company’s designated investigator was not independent. On July 8, 2016, we informed management of our request for an investigation to be completed by another party, who would be independent of the Company. On July 12, 2016, we informed the Board of Directors of that same request. MaloneBailey’s concerns regarding revenue recognition, stock issuances and management integrity, if further investigated by an independent investigator, could (i) materially impact the fairness or reliability of the financial statements to be issued covering the periods under audit including information that may prevent MaloneBailey from rendering an unqualified audit report on those financial statements, or (ii) cause MaloneBailey to be unwilling to rely on management’s representations or be associated with the registrant’s financial statements. Up to the time of MaloneBailey’s dismissal, we were not informed that the Company hired an independent investigator.

We are not in position to agree or disagree with other statements of DS Healthcare Group, Inc. contained therein.

Very truly yours,

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas